EXHIBIT 99.1

CAMDEN PROPERTY TRUST ANNOUNCES REDEMPTION OF
8.25% SERIES C PREFERRED UNITS

HOUSTON — (BUSINESS WIRE)—September 9, 2004 — Camden Property Trust (NYSE:CPT) (the “Company”) announced today that it has redeemed $35.5 million of its 8.25% Series C Cumulative Convertible Redeemable Perpetual Preferred Units pursuant to the Third Amended and Restated Agreement of Limited Partnership of Camden Operating, L.P. The holder of the 1,420,000 Series C Preferred Units received cash equal to $25.00 per unit plus accrued and unpaid distributions.

In connection with the issuance of the Series C Preferred Units, the Company incurred $0.7 million in issuance costs and recorded such costs as a reduction to minority interests. In accordance with generally accepted accounting principles, the Company will reflect the $0.7 million of issuance costs as a reduction of earnings in arriving at both consolidated net income and funds from operations for the third quarter of 2004.

Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 145 properties containing 52,008 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of three properties under development, the Company’s portfolio will increase to 53,122 apartment homes in 148 properties.

For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our Web site at http://www.camdenliving.com.